To Become Effective Upon Filing Pursuant to Rule 462

As filed with the Securities and Exchange Commission on May 19, 2004

Commission File Number: 333-

==================================================================================

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

USCORP

-------------------------------------------------------------

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	87-0403330 (I.R.S. Employer Identification No.)

USCORP 2004 EMPLOYEE STOCK INCENTIVE PLAN

-----------------------------------------------------------------------------

(Full title of the plan)

CSS Nevada, Inc., 4535 W. Sahara Avenue, Suite 204

Las Vegas, Nevada 89102

(Name and Address of Agent for Service)

(702) 933-4030

(Telephone number including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Proposed

Proposed

Maximum

Maximum

Title of Securities

Amount of

Offering

Aggregate

Amount

to be Registered

            Shares to be

Price Per

Offering

of Reg.

Registered(1)

Share

Price

Fee(1)(2)

___________________________________________________________________________

$0.01 par value Common

3,500,000

$0.41

$1,435,000

$181.81

  Stock

Totals

3,500,000

$0.41

$1,435.000

$181.81

___________________________________________________________________________

Total No. of pages: 24

(1)

This Registration Statement covers up to 3,500,000 shares (the "Shares") of Common Stock of USCorp (the "Company"), par value $.01 per share, to be issued under the USCorp  2004 Employee Stock Incentive Plan (the "Plan").  Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended (the “Act”), the Registration Statement also covers an indeterminate amount of Shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2)

Based upon the average bid and asked prices of the Company's Common Stock in over-the-counter trading on May 12, 2004.  Value stated for purpose of calculating the registration fee.

PROSPECTUS

USCORP

4535 W. Sahara Ave.

Suite 204, Las Vegas, NV 89102

(702) 933-4034

(3,500,000 SHARES OF COMMON STOCK)

This Prospectus relates to the offer and sale by USCORP, (the "Company"), a Nevada corporation, of shares of its $0.01 par value common stock (the "Shares”) pursuant to its 2004 Stock Incentive Plan (the “Plan”) where by certain individuals receive stock awards and/or stock options to stimulate their involvement and continued involvement in the Company. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefor to the Employee, Officer, Director or Consultant 3,500,000 Shares in consideration for services rendered and/or to be rendered and payments made under the Plan.

The Shares are not subject to any restriction on transferability.  Recipients of Shares other than by persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the “Act”) may sell all or part of the

Shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale.  Shares registered hereunder are being sold to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company.  The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) which would limit their discretion in transferring the Shares.  If the individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I (b) of the Exchange Act (See General Information --- Restrictions on Resale).

The Shares are listed on the OTC bulletin board under the symbol “USCS.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Act. Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of the Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act. See Rule 428(a)(1) under the Act.

  The date of this Prospectus is May 19, 2004

This Prospectus is not part of any Registration Statement, which was filed and been effective under the Act and does not contain all of the information set forth in the Registration Statement, certain portions of which have been offered pursuant to the rules and regulations promulgated by the Commission under the Securities Act.  The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either this Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission.  These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies maybe obtained at the prescribed rates.  In addition the Shares are quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD).  Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington DC 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company.  This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

TABLE OF CONTENTS

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

5

ITEM 1. PLAN INFORMATION

5

GENERAL INFORMATION

5

The Company

5

Purpose

5

Common Stock

5

The Company 2004 Stock Incentive Plan

5

No Restrictions on Transfer

5

Tax Treatment to the Individual

5

Tax Treatment to the Company

6

Restrictions on Resale In The Case of Affiliates

6

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION

6

ITEM 2.

REGISTRANT INFORMATION AND EMPLOYEE PLAN

ANNUAL INFORMATION

Legal Opinion and Experts

6

Indemnification of Officers and Directors

6

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

6

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

6

ITEM 4.  DESCRIPTION OF SECURITIES

7

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

7

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

7

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

8

ITEM 8.  EXHIBITS

8

ITEM 9.  UNDERTAKINGS

9

EXHIBIT INDEX

11

PART 1

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.     PLAN INFORMATION

GENERAL INFORMATION

THE COMPANY

The Company has its principal offices at 4535 W. Sahara Ave., Suite 204, Las Vegas, NV 89102, telephone (702) 933-4034.

PURPOSES

Pursuant to its 2004 Employee Stock Incentive Plan (the “Plan”), the Company will issue the Shares as part of awards under the Plan to approved Recipients, either directly or by means of Options to purchase the Shares, that have been approved by the Board of Directors of the Company (the  "Board").  The Plan is being adopted in order to further provide a method whereby the Company's current employees and officers and non employee directors and consultants may be granted incentives to reward their performance and to allow the Company to secure and retain highly qualified employees, officers, directors and non employee directors and consultants, thereby advancing the interests of the Company, and all of its shareholders. A copy of the Plan has been filed as an exhibit to this Registration Statement.

COMMON STOCK

The Board has authorized the issuance of up to 3,500,000 Shares pursuant to the Plan upon effectiveness of this registration Statement.

THE COMPANY 2004 STOCK INCENTIVE PLAN

The Company has established the Plan which awards stock options and Shares in an effort to further compensate its existing employees and officers and non employee directors and consultants, secure their continued employment, and to attract highly qualified employee's and consultants in the future as they are needed.

NO RESTRICTIONS ON TRANSFER

Upon the grant of Shares or the exercise of options, the Recipients will become the record and beneficial owners of the Shares upon issuance and delivery and will be entitled to all of the rights of ownership, including the right to vote any Shares awarded and to receive ordinary cash dividends thereon.

TAX TREATMENT TO THE INDIVIDUAL WHO EXERCISES THE OPTION

With respect to individuals receiving Shares, or Shares pursuant to the exercise of an option or options at an exercise price below the fair market value of the Shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise may be deemed ordinary income for federal income tax purposes.  The Recipient is urged to consult his tax advisor on this matter. Further, if any Recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO THE COMPANY

The amount of income recognized by any Recipient hereunder in accordance with the foregoing discussion may be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the Recipient recognizes income.

RESTRICTIONS OF RESALES IN THE CASE OF AFFILIATES

In the event that an affiliate of the Company acquires Shares hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act.  Further, in the event that any affiliate acquiring Shares hereunder has sold or sells any Shares in the six months preceding or following the receipt of Shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the Recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of Shares in connection with the "profit" computation under Section 16(b) of the exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the Shares issued to affiliates is equal to the value of services rendered.  Shares acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Act will be furnished without charge upon written or oral request.  Requests should be addressed to:  USCORP, 4535 W. Sahara Ave., Suite 204, Las Vegas, NV 89102, telephone (702) 933-4034.

LEGAL OPINIONS AND EXPERTS

Yvonne Rebatta, Esq. has rendered an opinion on the validity of the securities being registered.  Ms. Rebatta is not an "affiliate" of the Company and, as of the date of this Prospectus, owns no Shares in the Registrant.

The financial statements of USCORP, incorporated by reference in the Company's Annual Report for the period ended September 30, 2003, have been audited by Donahue Associates, LLC independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

Registrant hereby states that (i) all documents set forth in (a) through  (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by  reference in this registration  statement and to be a part hereof from the date of filing of such documents.

(a)

Registrant's latest Annual Report for the year ended September 30, 2003, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the Company's latest prospectus filed pursuant to Rule 424(b) under the Act that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, which contains, either directly or by incorporation by reference, audited financial statements for the Company's latest fiscal year for which such statements have been filed;

(b)

Registrant's Quarterly Reports on Form 10-QSB for the periods ended subsequent to September 30 2003 and Current Reports on Form 8-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c)

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-register all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.     DESCRIPTION OF SECURITIES

No description of the class of securities  (i.e., the $0.01 par value Common Stock) is required under this item because the Shares are registered under Section 12 of the Exchange Act.

Since its inception, the Company has not paid any cash dividend on its Shares and does anticipate that it will pay cash dividends in the foreseeable future. Registrant is registering hereunder 3,500,000 shares of its authorized but unissued common stock which are intended to be issued pursuant to awards made under the Plan. All Shares now outstanding are fully paid for and non-assessable and all Shares which are the subject of this Registration Statement, when issued, will also be fully paid and non-assessable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's by-laws, in accordance with the Nevada Revised Statutes, provide that to the extent he/she is otherwise fairly and reasonably entitled thereto, the Company shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Company's request as a Director or Officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or any such body corporate and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer of the Company or such body corporate, if

(a)

he acted honestly and in good faith with a view to the best interests of the Company; and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Nevada Revised Statutes provide that directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of a fiduciary duty as a director except for liability  (i) for any breach of the directors' duty of loyalty to the Company or its shareholders,  (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for authorizing a distribution that is unlawful, or (iv) for any transaction from which the director derived an improper personal benefit.  Such provision protects directors against personal liability for monetary damages for breaches of their duty of care.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  If a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such  indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Company may purchase and maintain insurance for the benefit of its Directors and Officers as such, as the Board of directors may from time to time determine.  However, as of the date hereof, no such insurance has been purchased by the Company.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.     EXHIBITS

         (a) The following exhibits are filed as part of this S-8 registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

EXHIBIT

NUMBER

TITLE

 4.

Not Applicable

 5.

Opinion of Yvonne Rebatta, Esq. regarding the legality of the securities registered.

10.

USCorp. 2004 Stock Incentive Plan.

15.

Not Required

23.1

Consent of Yvonne Rebatta, Esq., special counsel to registrant, to the use of her opinion with respect to the legality of the securities being registered hereby and to the references to her in the Prospectus filed as a part hereof.

23.2

Consent of Donahue Associates, LLC.

24

Powers of Attorney from the members of the Board of Directors of the Registrant (contained on the signature page).

ITEM 9.     UNDERTAKINGS

         Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)

include any prospectus required by Section 10(a)(3) of the Act;

(ii)

reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high amounts of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 124(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)

include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, paragraphs (i) and (ii) shall not apply if the information required being included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the Registrant small business issuer under the Exchange Act.

(2)     That, for the purpose of determining any liability under the Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information is required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Palm Springs, CA the 19th day of May, 2004.

USCORP

(Registrant)

By:  /s/ Robert Dultz

Robert Dultz

Chief Executive Officer and

Acting Chief Financial officer

  POWER OF ATTORNEY

Each person whose individual signature appears below hereby appoints Robert Dultz or Spencer Eubanks as attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to the Registration Statement.

Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:

Signatures

Title

Date

/s/ Robert Dultz

Chairman, Chief Executive Officer,

May 19, 2004

Robert Dultz

Acting Chief Financial Officer

/s/ Larry Dietz

President and Director

May 19, 2004

Larry Dietz

/s/ Carl O'Baugh

Vice President and Director

May 19, 2004

Carl O'Baugh

/s/ Spencer Eubank

Secretary, Treasurer, Director

May 19, 2004

Spencer Eubank

/s/ Tom Owens

Director

May 19, 2004

Tom Owens

/s/ Judith Ahrens

Director

May 19, 2004

Judith Ahrens

FORM S-8 REGISTRATION STATEMENT

EXHIBIT INDEX

The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit Number

In Registration

Statement

                       Descriptions

                Numbered Page

_________________________________________________________________________

 5.

Opinion of Counsel

12

10.

2004 Stock Incentive Plan

14

23.1

Consent of Yvonne Rebatta, Esq.

Included in Exhibit 5

23.2

Consent of Donahue Associates, LLC

24